Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND MARKED WITH “[***]”. AN UNREDACTED VERSION OF THE DOCUMENT HAS ALSO BEEN FURNISHED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION AS REQUIRED BY RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Commercial Agreement

This Commercial Agreement (this “Agreement”), dated June 4, 2014 (the “Effective Date”), is between:  Samsung Electronics America, Inc., a New York corporation (“Samsung”), and barnesandnoble.com LLC, a Delaware limited liability company (“NOOK Media”).

Background and Purpose

A.            The parties desire to work together to develop Tablet (defined below) devices manufactured by Samsung, customized with NOOK Media software, and co-branded with Samsung and NOOK Media branding (“Co-Branded Devices”), all as more particularly set forth in this Agreement.

Agreement

Samsung and NOOK Media, therefore, agree as follows:

Section 1.	Overview

1.1          Definitions.  The terms defined in Exhibit A and in the body of this Agreement will have their respective meanings when used in this Agreement with initial letters capitalized.

1.2          Governance Process.  The parties will use the governance processes in Exhibit B (the “Governance Processes”) for managing their relationship under this Agreement.  The parties will use the Governance Processes for escalation and resolution of issues and disputes that may arise during the performance of this Agreement before pursuing litigation in court, except as provided in Section 2.3 of Exhibit B.

Section 2.	Co-Branded Device Development

2.1          Selection.  NOOK Media, after good faith consultations with Samsung,  shall have the right to select from time to time during the Term Tablet devices from Samsung’s devices under development with suggested retail pricing of four hundred dollars ($400) or less, including 7” and 10” form factors, each of which will thereafter be produced, customized and co-branded by Samsung as Co-Branded Devices; provided, however, that all such selections shall be subject to Samsung’s written agreement and that Samsung shall allow NOOK Media, in the event of end-of-life of the Tablet device which is under distribution as a Co-Branded Device, to select 1 (one) replacement Tablet device for each end of life Tablet device from the future product roadmap provided by Samsung to NOOK Media as set forth in this Section 2.  NOOK Media shall give Samsung written notice of any such selection.  In addition, Samsung shall consider in good faith and to the extent commercially reasonable the co-branding of Tablet devices with suggested retail pricing above four hundred dollars ($400).

2.1.1           To the maximum extent permitted by Samsung’s confidentiality regime, giving effect to the Confidentiality Agreement, Samsung shall make NOOK Media aware of its future Tablet devices on an ongoing basis in a manner at least as favorable to NOOK Media as the product roadmap Samsung provides to major national retailers.  At a minimum, Samsung will provide updates to NOOK Media not less frequently than quarterly with respect to the product planning cycles and implementation status of its future Tablet devices.

2.1.2           Samsung shall provide design specifications for future Samsung Tablet devices (to be customized and co-branded) to NOOK Media with sufficient time to enable NOOK Media to develop the NOOK Media Assets (defined below) that will be integrated into Co-Branded Devices. In any event, such design specifications will be provided to NOOK Media no later than three (3) months prior to the date on which forecasts for orders would be required to be provided if such devices are selected by NOOK Media to be Co-Branded Devices, in accordance with Section 2.1.3 below.  For clarity, the foregoing shall not prevent Samsung from making cosmetic, non-material alterations from design specifications submitted to NOOK Media in accordance with this section.

2.1.3           NOOK Media shall provide non-binding forecasts for orders of Co-Branded Devices to Samsung no less than twelve (12) weeks in advance of the proposed delivery date and will provide orders for Co-Branded Devices to Samsung no less than four (4) weeks in advance of such proposed delivery date.

2.1.4           The parties shall discuss in good faith the inclusion of devices other than Tablets within the scope of this Agreement.

2.2          Customization and Co-Branding.

2.2.1           The Co-Branded Devices shall include, at a minimum, (a) NOOK branding on the Marketing Materials (Box, In-Box Quick Start Guide, and Promo cards) and (b)(i) NOOK branding in the device boot-up sequence, (ii) the NOOK account setup sequence (including acceptance of NOOK Media’s terms and conditions and privacy policy) within the initial Samsung device setup where the setup sequence shall be mutual agreed between the parties and where the NOOK account setup may not be skipped, (iii) the NOOK homescreen as supplied by NOOK Media (the “NOOK Homescreen Experience”) pre-installed (including NOOK widgets specified by NOOK Media), and (iv) NOOK applications specified by NOOK Media pre-installed in the system partition (clauses (i)-(iv), the “NOOK Media Assets”), in all cases, in a manner acceptable to NOOK Media acting reasonably and in good faith.  The parties acknowledge and agree that for the Launch of the initial Co-Branded Devices specified in Section 3.1 the scope and extent of branding contained in Exhibit C is acceptable to NOOK Media.  For so long as Co-Branded Devices operate on an Android-based OS, all of the above shall be subject to Android compatibility test suite requirements made publicly available by Google.  Samsung will not pre-install on or promote with respect to Co-Branded Devices applications, widgets or experiences that compete with any NOOK Media Asset.

2.2.2           NOOK Media shall be responsible for providing the NOOK Media Assets to Samsung in a manner to be agreed by the parties.  Samsung shall be responsible for securing the NOOK Media Assets provided to it so as to prevent unauthorized access or distribution of the NOOK Media Assets and shall, upon NOOK Media’s request, return or destroy upon the termination or expiration of this Agreement any NOOK Media Assets in its possession.  Following the NOOK Media Assets being provided to Samsung, Samsung will integrate the required co-branding elements within Co-Branded Devices as part of the production, customization and co-branding of the Co-Branded Devices pursuant to this Agreement.

2.2.3           If NOOK Media Assets are provided within a commercially reasonable time prior to a Samsung device launch, Samsung will work with NOOK Media in good faith to enable Launch of Co-Branded Devices with the general launch in the U.S. of the Samsung devices on which the Co-Branded Devices are based and in any event in the same general timeframe as the launch of the Samsung device.

2.2.4           Additional co-branding elements will be included in Co-Branded Devices as agreed upon by the parties.

2.2.5           On an ongoing basis, the parties shall jointly develop use cases to assist in determining any additional desired customization of the Co-Branded Devices.

2.2.6           Without limiting the generality of the foregoing provisions of this Section 2.2, all Co-Branded Device in-box collateral and promotional items in or linked to in the user interface of Co-Branded Devices shall be subject to NOOK Media’s prior written approval.  By way of example and not limitation, (i) the plastic screen cling will not include messaging regarding Galaxy Perks but will include messaging regarding signing up for a NOOK account as determined by NOOK Media and a call to action to a NOOK Media URL, and (ii) other collateral will not include messaging regarding signing up for a Google account or Galaxy Perks.

2.3          Updates.

2.3.1           NOOK Media shall have the right to push updates to NOOK applications and NOOK widgets directly to Co-Branded Devices via the Google Play store, and Samsung shall work in good faith with NOOK Media to provide system updates to the Co-Branded Devices on a timely basis.  Samsung shall work in good faith to permit NOOK Media to provide, within the first twelve (12) months after Launch, one (1) update to the NOOK Homescreen Experience for the initial Co-Branded Devices that is not timed with such system updates.

2.3.2           Samsung shall keep NOOK Media informed as early as possible, and any event no later than when Samsung’s software development has been completed, about updates that Samsung proposes to push to Co-Branded Devices and shall offer NOOK Media the opportunity to push updates to NOOK Media Assets pre-loaded on Co-Branded Devices in connection with Samsung updates.

2.4           No Other Agreements.  For clarity, Co-Branded Devices shall not be subject to the terms of that certain eReader Mobile Application Distribution Agreement between NOOK Media and Samsung Electronics Co., Ltd. dated November 1, 2010.

Section 3.	Initial Co-Branded Devices

3.1          Initial Co-Branded Device Availability. For the initial Co-Branded Devices, NOOK Media hereby selects Galaxy Tab 4 7” and Galaxy Tab 4 10” Tablets, each in two SKUs (black and white).  Samsung shall use its best efforts to make the 7” initial Co-Branded Device available for a commercial Launch  during the week of [***] (the “Initial Availability Date”), with the 10” initial Co-Branded Device to follow sixty (60) days after the Launch of the Galaxy Tab 4 7”.

3.2          Name.  The initial Co-Branded Devices shall be named the “Samsung Galaxy Tab 4 NOOK”.

3.3          Co-Branding.  The parties acknowledge and agree that for the initial Co-Branded Devices selected in Section 3.1 the branding contained in Exhibit C is acceptable to NOOK Media.

Section 4.	Sales and Distribution

4.1          Distribution.

4.1.1           Co-Branded Devices shall be sold by NOOK Media in Barnes & Noble Retail Bookstores and through the bn.com and nook.com websites, and may be sold by NOOK Media in Barnes & Noble college bookstores and through its related websites.  NOOK Media may sell Co-Branded Devices through other retail and e-tail channels which are mutually agreed upon between the parties in writing.  For the avoidance of doubt, NOOK Media shall obtain Samsung’s written consent prior to selling Co-Branded Devices through other retail and e-tail channels.

4.1.2           NOOK Media and Samsung shall use commercially reasonable efforts to discuss  the sale and distribution by Samsung of Co-Branded Devices in other retail and e-tail channels.

4.2           Purchase Terms.

4.2.1           Throughout the Term, Samsung shall provide to NOOK Media on a weekly basis Samsung’s national promotion roadmap for models on which the Co-Branded Devices being sold by NOOK Media at the relevant time are based with sufficient lead time, and in no event less than twelve (12) weeks in advance, to enable NOOK Media the opportunity to offer the same price adjustment or promotion (such price adjustment or promotion to be provided or not provided by NOOK Media in its sole discretion).  In all cases where Samsung is providing funding on a national basis to a partner to cover the costs for a promotion, Samsung will provide the same funding to NOOK Media for such promotion (e.g., $20 off or free gift card for a limited time with the purchase of Samsung device on which the Co-Branded Device is based at a national partner that is funded by Samsung would also be funded by Samsung for NOOK Media).  In the event of a permanent Samsung price reduction, Samsung shall provide a credit to NOOK Media for the difference between the price paid by NOOK Media (actual invoice price) and the lower price, for all remaining NOOK Media inventory of Co-Branded Devices as of the date of such price reduction, which were purchased in the [***] prior to such price reduction as established by the date Samsung transfers ownership of the Co-Branded Devices to NOOK Media.  All credits contemplated by this Section 4.2.1 shall be offset against amounts owed by NOOK Media to Samsung.

4.2.2           The purchase price paid by NOOK Media to Samsung for Co-Branded Devices shall be equal to [***] off of Samsung’s then-current suggested retail price.

4.2.3           Co-Branded Devices shall be sold to NOOK Media by Samsung on a [***] basis from receipt of Co-Branded Devices, [***].

4.2.4           The only purchase and sales terms applicable to orders and purchases of Co-Branded Devices will be those contained herein or otherwise as mutually agreed by the parties.

4.3          Minimum Quantity Purchase Commitment.  NOOK Media shall purchase a minimum total quantity of 1,000,000 units of Co-Branded Devices (including units purchased for the Launch) within the first twelve (12) months after the Launch of the initial Co-Branded Device, including [***] units of Co-Branded Devices (including units purchased for the Launch) within first five (5) month period after such Launch; provided, however, that if NOOK Media does not sell at least [***] units of Co-Branded Devices by December 31, 2014, the twelve (12) month period referred to above shall be extended by an additional three (3) months.

4.4          Shipping Terms.

4.4.1           Samsung shall be required to ship Co-Branded Devices to NOOK Media FOB, NOOK Media’s distribution centers as specified in the relevant order; provided, however, that in the event of delays in shipping of Co-Branded Devices, Samsung shall be required at NOOK Media’s request to ship directly to Barnes & Noble Retail Bookstores (FOB the bookstore) at Samsung’s cost, with NOOK Media to specify the Barnes & Noble Retail Bookstore in such request.

4.4.2           For orders over $15,000 per “Ship to Location”, shipping costs shall be prepaid by Samsung (“Minimum Freight Requirement”). The parties will work in good faith to explore shipping cost allocations for orders less than $15,000.

4.4.3           The Minimum Freight Requirement must be met on each purchase order per “Ship to Location” in order to qualify for prepaid freight.  NOOK Media can mix orders from various product lines to meet the Minimum Freight Requirement.

4.4.4           Samsung shall be obligated to notify NOOK Media of potential delays in shipping its products and specify remedies upon delay (which must include compliance with any applicable shipping requirements contained in this Section 4.4).

4.4.5           EDI acknowledgment of receipt of an order shall not constitute acceptance of the order.

4.4.6           Samsung shall ship Co-Branded devices in boxes that contain five (5) Co-Branded Devices, and such boxes shall clearly display the model and serial numbers of the Co-Branded Devices on the outside of the box.

4.5          Taxes

4.5.1           Responsibility for Own Taxes.  Each party and its respective Affiliates are responsible for all taxes (including net income, gross receipts, franchise and property taxes and taxes arising from transactions between such party and its customers) imposed on such party and/or its Affiliates under applicable laws and arising as a result of or in connection with this Agreement and/or the transactions contemplated by this Agreement.

4.5.2           Withholding for Taxes on Payments.  If any taxes are required by law to be withheld by the payor with respect to any payment under this Agreement, the payor will deduct and withhold such taxes from the amount owed to the recipient of the payment and remit such withheld taxes to the appropriate taxing authority; provided that, the payor will furnish evidence of such remitted taxes to the recipient as is sufficient to enable the recipient to seek any refunds and/or credits available to it.

4.5.3           Tax Exemption Certificates.  NOOK Media shall provide a Resale Tax Exemption Certificate for each ship to state that requires one, including those states where Samsung is directed to drop ship to Barnes & Noble Retail Bookstores.

4.6          No Returns Policy. Samsung and NOOK Media agree that in lieu of NOOK Media having the right to return Co-Branded Devices to Samsung, Samsung shall provide a no return allowance based on return rate analysis on a quarterly basis. Except as provided below, at the end of each three (3) month period during the Term, the return rate will be analyzed on the previous twelve (12) months of sales from that point. The no return allowance percentage shall be adjusted based on this quarterly assessment using the calculation set forth on Exhibit F (“NRA Percentage”). The allowance shall be provided as a trailing credit which shall be calculated by multiplying the NRA Percentage with the total value of units sold by NOOK Media during the calculation period. The parties agree that the initial allowance shall be [***] for the first six (6) months of the Term, which shall be adjusted by the parties after six (6) months using the calculation set forth on Exhibit F to determine the percentage for the subsequent six (6) months.  NOOK Media shall use commercially reasonable efforts to maximize the resale value of Customer Returns (as defined in Exhibit F).  For the avoidance of doubt, Co-Branded Devices that are subject to a safety or quality recall or other catastrophic failure shall not be counted toward NOOK Media’s return allowance.

4.7          Records.  During the Term and for a period of at least seven (7) years thereafter, each of the parties shall keep and maintain, and shall require each of its Affiliates to keep and maintain, complete and accurate books and records related to its compliance with all the terms and conditions of this Agreement.

4.8          Costs.  Each party shall bear all costs it incurs in the performance of its obligations under this Agreement except as otherwise specified in this Agreement or mutually agreed in writing by the parties.

Section 5.	Additional Agreements

5.1          Customer Support

5.1.1           NOOK Customer Support. NOOK Media will provide Level 1 Customer Support for Co-Branded Devices and content.  In addition, NOOK Media will handle all customer inquiries regarding the availability of languages other than English on Co-Branded Devices.

5.1.2             Samsung Customer Support. In coordination with NOOK Media, Samsung will provide support consistent with its then-current policies and practices for all Samsung hardware, Samsung-Android OS, and Samsung (non-NOOK Media) pre-load application(s) support, including providing customers with Samsung’s standard product warranty, which support shall continue following a termination or expiration of this Agreement for so long as Samsung continues to provide support with respect to the devices on which Co-Branded Devices are based.  To the extent Co-Branded Device customers receive in-warranty replacement devices as part of Samsung’s standard product warranty service, Samsung shall ensure that all NOOK Media Assets are included thereupon and such replacement devices are otherwise consistent with the obligations set forth in this Agreement.

5.1.3           Costs.  Each party will bear its own costs in providing customer support.

5.2          Promotion

5.2.1           Marketing Fund and Demo Devices. Samsung shall be obligated to fund a marketing fund for both the initial Launch and ongoing promotional activities with respect to Co-Branded Devices as set forth on Exhibit D with respect to the first twelve (12) months of the Term and Exhibit E with respect to each subsequent twelve (12) month period during the Term.  The marketing fund shall be used to fund promotional activities to be set forth in an annual marketing plan agreed by the parties in good faith prior to the beginning of each twelve (12) month period of the Term, which annual marketing plan shall provide for an annual marketing spend by Samsung equal to the marketing fund.   The parties agree to work in good faith to complete the marketing plans no later than thirty (30) days prior to the Initial Availability Date and each anniversary thereof.  Samsung shall reimburse NOOK Media for any such costs borne by NOOK Media promptly following NOOK Media providing invoices for such costs to Samsung.

5.2.2           Training. Samsung shall provide, and bear the cost of, training NOOK Media customer support employees and Barnes & Noble in-store employees on the Samsung hardware, Samsung-Android OS, and Samsung (non-NOOK Media) pre-load application(s), both initially and on an ongoing basis.  NOOK Media shall provide, and bear the cost of, if any, training Samsung customer support employees on the NOOK Media Assets.

5.2.3           In-Store Demos. Except with respect to the first twelve (12) month period of the Term, in which the following shall be funded as set forth on Exhibit D, for each device Launched as a Co-Branded Device, (i) Samsung shall create and install an on device demo loop and/or a demo user experience to run on the demo units of the Co-Branded Devices that shall include NOOK branding and start with a NOOK section; and (ii) Samsung shall also provide a video version of the on-device demo loop and/or demo user experience that is customized for use in the TV monitors that are in Barnes & Noble Retail Bookstores and on the BN.com and Nook.com websites.  The content of the demo loop and/or demo user experience, in-store TV monitor video and web videos shall be mutually determined and agreed.

5.2.4           Barnes & Noble Retail Bookstores.  NOOK Media will consult with Samsung with respect to designated sales areas within Barnes & Noble Retail Bookstores where the Co-Branded Devices will be displayed and sold by NOOK Media.

5.3         [***].

5.4          Certain Notices.  Samsung shall immediately notify NOOK Media of any safety issues with respect to Samsung’s devices that could reasonably be expected to also occur in or relate to any Co-Branded Device.  Samsung shall also notify NOOK Media promptly and on an ongoing basis of epidemic failure rates and any significant product quality issues, in each case, that are relevant to any Co-Branded Device.

Section 6.	Data Sharing and Privacy

6.1          Customer Data.

6.1.1           Samsung shall not market to NOOK Media customers without the consent of NOOK Media, including marketing via email blasts, Samsung owners’ portal or Samsung Galaxy Perks’ portal.

6.1.2           Neither party shall have any rights to any customer data in the other party’s systems, including for the avoidance of doubt NOOK Media’s data with respect to its customers’ accounts and lockers.  Each party’s use of all customer data it collects shall be in accordance with such party’s own privacy policy.

6.2          Sell-Through Data.  NOOK Media shall provide Samsung with sell-through and return data on a weekly basis during the Term beginning as of the Launch of the Initial Co-Branded Device.

Section 7.	Confidentiality; Publicity

7.1          Publicity.  Except as expressly permitted in the Confidentiality Agreement, neither party (nor any of its Affiliates) may make any public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless required by applicable law, rule or regulation.  Samsung agrees to issue a joint press release upon signature of this Agreement and prior to Launch of the Co-Branded Devices, the timing and content of such announcement to be mutually agreed upon between the parties. Additionally, Samsung agrees to participate in a Launch event and provide the CEO of Samsung Electronics America, Inc., President of Samsung Electronics America, Inc. or similarly situated Samsung senior executive as a participant.

7.2          Confidentiality. All research and development assets of either party including but not limited to tools, binary, documents and similar shall be deemed Confidential Information of such party as set forth under the Mutual Non-Disclosure Agreement executed between the parties. In addition, neither party shall reverse engineer any Co-Branded Devices; if either party has any technical questions or issues, such party shall contact the other party to discuss and each party shall keep all discussions confidential.

Section 8.	Intellectual Property Rights

8.1          Rights of Parties. Except as expressly licensed to the other party, each party shall own and retain all Intellectual Property Rights with respect to all software and content it develops or makes available under or in connection with this Agreement.

8.2          Brand Guidelines.  Each party shall use the other party’s trademarks and logos in accordance with the other party’s “Standard Brand Guidelines”, copies of which have been provided to the other party prior to the Effective Date and are incorporated by reference herein.

8.3          Licenses.

8.3.1           Samsung grants to NOOK Media a nonexclusive, nontransferable, revocable license to use Samsung trademarks to promote and market the Co-Branded Devices. NOOK Media acknowledges and agrees that “Samsung” and the Samsung logo are the solely owned and validly registered trademarks and/or tradenames of Samsung, its parent or Affiliates; provided, however, that such license shall be permitted to be transferred in connection with a permitted assignment of this Agreement and such license shall not be permitted to be revoked during the Term or after the expiration or termination of this Agreement until NOOK Media has sold or determined not to sell any unsold inventory of Co-Branded Devices.  NOOK Media recognizes that it is not authorized to use any of the trademarks or tradenames of Samsung for the purpose of promoting NOOK Media or the Co-Branded Devices without the prior written approval of Samsung; provided, however, (i) such written approval can be given for master versions of creative, without a need to obtain approval for all versions of creative materials that are based on such master versions, and (ii) the “Samsung Galaxy Tab 4 NOOK” co-branded logo standard set forth on Exhibit C is approved by Samsung for all versions of creative, without a need for NOOK Media to obtain approval for all creative materials containing such co-branded logo.

8.3.2           NOOK Media grants to Samsung a nonexclusive, nontransferable, revocable license to use NOOK Media trademarks to promote and market the Co-Branded Devices. Samsung acknowledges and agrees that “NOOK”, “NOOK Media”, “NOOK Books” and other associated marks and NOOK Media logos are the solely owned and validly registered trademarks and/or tradenames of NOOK Media, its parent or Affiliates; provided, however, that such license shall be permitted to be transferred in connection with a permitted assignment of this Agreement and such license shall not be permitted to be revoked prior to the expiration or termination of this Agreement in accordance with its terms. Samsung recognizes that it is not authorized to use any of the trademarks or tradenames of NOOK Media for the purpose of promoting Samsung or the Co-Branded Devices without the prior written approval of NOOK Media; provided, however, such written approval can be given for master versions of creative, without a need to obtain approval for all versions of creative materials that are based on such master versions.

8.4          IP License Fees. The understanding and intent of the parties is that the parties shall not be required to make multiple payments of patent license fees to any patent licensor under patent license agreements for the Co-Branded Devices.  Each party shall bear the cost of any intellectual property license fees arising out of the materials it provides to the other party under this Agreement.

Section 9.	Term and Termination

9.1          Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the date that is two (2) years after the Effective Date.  This Agreement shall renew automatically for successive additional one-year terms, unless terminated by either party upon sixty (60) days’ advance written notice prior to the end of the then current term.

9.2          Material Default.  Either party may terminate this Agreement if (i) the other party fails to make any payment required under this Agreement when due, which failure continues unremedied for a period of thirty (30) days after written notice specifying such failure, or (ii) the other party materially defaults in the performance of any of its other material obligations under this Agreement, which material default continues unremedied for a period of sixty (60) days after written notice specifying such failure and (iii) NOOK Media may terminate this Agreement if Samsung fails to meet its shipping and delivery obligations in any material respect on a timely basis, which failure continues unremedied for a period of thirty (30) days after written notice specifying such failure; provided that, such termination shall not be effective if such material default is caused by the terminating party failing to comply with its obligations under this Agreement. For clarity, NOOK Media’s termination right set forth in clause 9.2(iii) above shall relate solely to the material failure by Samsung to ship and deliver Co-Branded Devices and shall not include any non-logistical related reasons for such delays. All non-logistical delays shall be remedied in accordance with 9.2(ii).

9.3          Termination for Insolvency. Either party may terminate this Agreement if the other party:

i.
Liquidates, dissolves, winds up its affairs, ceases to do business as a going concern, makes a general assignment for the benefit of its creditors, is unable to pay its debts as they becomes due, or admits in writing its inability to pay its debts generally; or

ii.
(A) Voluntarily commences a case under title 11 of the United States Code or any similar law regarding bankruptcy, insolvency, reorganization, composition or readjustment of debts, marshaling of assets, or protection or relief from creditors (collectively, “Bankruptcy Laws”), (B) files a petition seeking to take advantage of any Bankruptcy Law, or (C) consents to the appointment of a trustee, receiver, custodian, liquidator, or similar authority with respect to all or any substantial part of its assets; or

iii.
A petition or proceeding is filed or commenced against the party seeking (A) its liquidation, reorganization, dissolution, winding-up, marshaling of assets, or composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator, or similar authority with respect to all or any substantial part of its assets, or (C) similar relief under any Bankruptcy Law, and such petition or proceeding shall not be dismissed within sixty (60) of such filing or commencement.

9.4          Survival.  Only Sections 1.1, 1.2, 2.3.1, 2.4, 4.5, 4.6, 4.7, 4.8, 5.1.2, 6.1, 8.1, 8.3, 8.4, 10, 11 and 12, this Section 9.4 and Exhibits A, B and F shall survive any expiration or termination of this Agreement.  However, any expiration or termination of this Agreement shall be without prejudice to any right or remedy of any party arising out of any breach of this Agreement, including recovery of any amounts owing under this Agreement.

Section 10.	Indemnities and Warranties

10.1        Indemnities

10.1.1         NOOK Media Indemnity.  NOOK Media shall be solely responsible for and shall defend, indemnify and hold harmless Samsung and its Affiliates against and from (i) liability for any intellectual property infringement to the extent arising out of or relating to the NOOK Homescreen Experience, NOOK Media applications, NOOK Media-provided content or any other intellectual property supplied by NOOK Media to Samsung under this Agreement, (ii) liability arising from NOOK Media’s actual or alleged breach of its obligations under Section 13.13 or of its any of its representations or warranties made hereunder, and (iii) liability in connection with the NOOK Media applications, NOOK Media widgets or NOOK Media  updates loaded into the  Co-Branded Devices.

10.1.2         Samsung Indemnity.  Samsung shall be solely responsible for and shall defend, indemnify and hold harmless NOOK Media and its Affiliates against and from (i) all intellectual property infringement and product liability, in each case, to the extent arising out of or relating to any device or any intellectual property supplied by Samsung to NOOK Media supplied by Samsung to NOOK Media under this Agreement, (ii) liability arising from Samsung’s actual or alleged breach of its obligations under Section 13.13 or any of its representations or warranties made hereunder, and (iii) liability in connection with software loaded into the Co-Branded Devices, except for that software for which NOOK Media is required to indemnify pursuant to Section 10.1.1.

10.2        Representations and Warranties

10.2.1         Each party represents and warrants to the other party that (a) it has all right, power and authority to enter into, and perform its obligations under, this Agreement, including the granting of the licenses contemplated hereby, and this Agreement has been duly authorized, executed and delivered by it,  and (b) the execution, delivery and performance of this Agreement by it does not violate any material agreement between it and any third party or any material obligation between it and any third party.

10.2.2         Samsung represents and warrants to NOOK Media that (a) it has and shall convey good and marketable title, free from any lien, third party claim or encumbrance, to all Co-Branded Devices provided under this Agreement, (b) such Co-Branded Devices will be free from known defects and (c) the Co-Branded Devices are new and do not contain any used or refurbished components.

10.3        Disclaimer of Warranties and Indemnities.  EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY PROVIDES ALL SOFTWARE, DEVICES, TECHNOLOGY, SERVICES, CONTENT, DATA, INFORMATION AND OTHER MATERIALS UNDER THIS AGREEMENT “AS IS” AND WITH ALL FAULTS AND WITHOUT ANY WARRANTIES, REPRESENTATIONS AND CONDITIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTIES OF OR RELATED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Section 11.	Limitations of Liability

11.1        Disclaimer of Consequential Damages.  EXCEPT WITH RESPECT TO THE PARTIES’ RESPECTIVE INDEMNIFICATION OBLIGATIONS HEREUNDER OR THE PARTIES’ BREACHES OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR SPECIAL DAMAGES WHATSOEVER, (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE), ARISING OUT OF THE USE OF THE CONTENT OR MATERIALS PROVIDED OR PRODUCED BY EITHER PARTY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 12.	Audit

12.1        Samsung Audit Rights.  Beginning after the first six (6) months of the Term and upon at least thirty (30) days prior written notice, but no more than once per twelve (12) month period during the Term, Samsung, or its designee, shall have the right during normal business hours to inspect and audit NOOK Media’s records, books and other data relating to the purchase of Co-Branded Devices to determine NOOK Media’s compliance with this Agreement including, but not limited to sales and any payments due Samsung by NOOK Media.  NOOK Media shall, at Samsung’s request, provide full and complete records which fully support any discrepancies that NOOK Media may claim exist between amounts the Samsung claims are due from NOOK Media and amounts the NOOK Media claims are due from NOOK Media to Samsung.   Any Samsung designee auditing NOOK Media pursuant to this section shall be subject to the confidentiality and non-disclosure terms of this Agreement, and Samsung shall be fully responsible for any breach thereof.

Section 13.	General

13.1        Independent Parties.  The parties are independent parties.  This Agreement does not create, and should not be interpreted or construed as creating, any agency, partnership, joint venture, franchise, and/or employment relationship between the parties.  No party has the authority to make any statements, representations or commitments of any kind on behalf of the other party or to take any action binding on the other party.

13.2        Notices.  Except as otherwise agreed in writing by the parties, any notices given under this Agreement shall be delivered either by messenger or overnight delivery service, or sent by e-mail, return receipt requested, or facsimile with a confirmation sent via certified or registered mail, postage prepaid and return receipt requested, addressed to the intended recipient as set forth below or as otherwise specified by notice given in accordance with this Section 12.2.  Notices shall be deemed to have been given on the day when received by the party to whom the notice is given:

To Samsung:	To NOOK Media:
Samsung Electronics America, Inc. 85 Challenger Road Ridgefield Park, NJ 07660 Attention: SVP, Mobile Computing-Consumer Business Division	c/o NOOK Media LLC 76 Ninth Avenue New York, NY 10011 Attention: Chief Financial Officer With a Copy to: c/o NOOK Media LLC 122 Fifth Avenue New York, NY 10011 Attention: General Counsel

13.3        Dispute Resolution; Jurisdiction; and Governing Law.  This Agreement and all disputes arising out of or related to this Agreement shall be governed by the laws of the State of New York, without reference to conflict of laws principles. Any and all claims, lawsuits and disputes of any kind between the parties arising out of or relating to this Agreement shall be resolved in federal or state courts in the State of New York within the Borough of Manhattan. Each party hereby waives any challenge to the jurisdiction and/or venue of such courts over such claims, lawsuits and disputes.  If and when applicable, each party shall use the Formal Escalation set forth in Exhibit B before commencing any lawsuit against another party relating to this Agreement, except as otherwise set forth in Section 2.3 of Exhibit B. Nothing shall limit the right of a party, however, to seek a temporary restraining order and/or other provisional remedy to preserve the status quo or to prevent irreparable harm.

13.4        Attorneys’ Fees.  If a party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and other expenses, including the costs and fees incurred on appeal or in a bankruptcy or similar action.

13.5        Assignment.  (a) Neither party may assign this Agreement, or any rights or obligations hereunder, except (i) with the other party’s express written consent or (ii) in connection with a merger, spin-off, split-off, sale or other transfer involving all or substantially all of the equity or assets of, in the case of NOOK Media, the digital device and digital content business of NOOK Media and, in the case of Samsung, the business conducted by Samsung as of the date of this Agreement.  Any attempted assignment in violation of this section shall be void.  Subject to the foregoing restriction on assignments, this Agreement shall be binding on, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

13.6        Waivers.  A party’s delay or failure to exercise any right or remedy shall not result in a waiver of that and/or any other right or remedy.  Failure by a party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that provision.

13.7        Invalid Provisions.  If any term of this Agreement or the application thereof is found by a court of competent jurisdiction to be in whole or in part invalid or unenforceable, then (a) the invalidity or unenforceability shall not affect other terms or applications of this Agreement, (b) the remainder of this Agreement shall continue in effect so long as this Agreement still expresses the intent of the parties, and (c) the parties shall engage in good faith efforts to discover and implement a means of effectuating the intent of the parties in accordance with applicable laws.

13.8        Construction.  As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.9        Order of Precedence.  In the event of any direct conflict between any terms and conditions of this Agreement and any terms and conditions of any Exhibit and/or other document referenced in this Agreement, the terms and conditions of this Agreement shall prevail over those of any such Exhibit and/or other document, but solely to the extent of such conflict.  Further, the requirements of this Agreement are in addition to the requirements of any other document and/or agreement referenced in this Agreement, and such other documents and agreements shall not be construed to abrogate, diminish and/or amend in any way any of the requirements of this Agreement (for example, if an action is permitted by such other document and/or agreement and either required or prohibited by this Agreement, then such action shall be required or prohibited as set forth in this Agreement).

13.10      No Third Party Beneficiaries.  This Agreement is for the benefit of the parties and their Affiliates, as the context of the applicable provision requires only, and shall be enforceable by the parties and their Affiliates, as applicable only. No action may be commenced and/or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement.

13.11      Counterparts and Facsimile.  This Agreement may be executed on facsimile copies and/or in counterparts, each counterpart of which shall be deemed an original and all of which together shall constitute one and the same Agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  Notwithstanding the foregoing, if requested by a party, the other parties shall deliver original executed copies of this Agreement to such requesting party as soon as practicable following execution thereof.

13.12      Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous communications regarding such subject matter, whether written or oral, including all prior letters of intent and term sheets. This Agreement may not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by an authorized representative of the party against whom such modification is sought to be enforced.

13.13      Compliance with Laws.  Samsung will comply with all applicable federal, state and local laws and regulations in performing its obligations under the Agreement, including but not limited to laws and regulations pertaining to product origin, design, manufacture, safety, packaging and labeling, import/export and environmental compliance.  NOOK Media will comply with all applicable federal, state and local laws and regulations in performing its obligations under the Agreement.

13.14      Force Majeure.  Except as otherwise provided herein, neither party shall be liable to the other party for any delays, damages or failure to act occasioned or caused by acts of war or terrorism, forces of nature, weather, acts of governmental authority, strikes, boycotts, act of God, or any similar contingency beyond its control (each a “Force Majeure Event”).

[Signature Page Follows]

This Commercial Agreement is entered into by the parties as of the date first above written.

Samsung Electronics America, Inc.		barnesandnoble.com LLC
Signature:	/s/ Michael Abary	Signature:	/s/ Kanuj Malhotra
Name:	Michael Abary	Name:	Kanuj Malhotra
Title:	Senior Vice President Samsung Electronics America, Inc.	Title:	CFO Nook Media LLC

Exhibit A

Definitions

“Affiliate” means any legal entity that controls, is controlled by, or is under common control with a party, whether directly or indirectly (e.g., through successive tiers of control).  An entity is an Affiliate for only so long as such control exists.

“Barnes & Noble” means Barnes & Noble, Inc., a Delaware corporation.

“Barnes & Noble Retail Bookstore” means a physical bookstore operated by Barnes & Noble, Inc. or a subsidiary thereof or successor thereto, other than college bookstores operated by Barnes & Noble College Booksellers, LLC or a subsidiary thereof or successor thereto.

“business day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to be closed.

“Co-Branded Device” has the meaning set forth in the recitals hereto.

“Confidentiality Agreement” means the confidentiality agreement between the parties dated August 2, 2013.

“Customer Return” has the meaning set forth in Section F.

“Customer Return Rate” has the meaning set forth in Section F.

“Effective Date” has the meaning set forth in the preamble hereto.

“Estimated Initial NRA Percentage” has the meaning set forth in Section 4.6.

“Force Majeure Event” has the meaning set forth in Section 13.14.

“Formal Escalation” means the process for resolving disputes under this Agreement set forth in Section 2 of Exhibit B.

“Governance Processes” has the meaning set forth in Section 1.2.

“Initial Availability Date” has the meaning set forth in Section 3.1.

“Intellectual Property Rights” means any and all rights, whether registered or unregistered, existing from time to time under patent law, copyright law, moral rights law, trade secret law, trademark law, and any and all other similar proprietary rights, as well as any and all applications, renewals, extensions, divisionals, continuations, restorations and re-instatements thereof, now or hereafter in force and effect worldwide.

“Launch” means the first date on which commercial availability of a Co-Branded Device is present on retail store shelves and available for purchase by customers in Barnes & Noble Retail Bookstores.

“law” means any applicable supranational, Federal, national, state, provincial or local statute, law (including common law), ordinance, rule or regulation of any governmental entity.

“Level 1 Customer Support” means (i) all customer support relating to the NOOK service and associated content, and (ii) initial customer support relating to the Co-Branded Devices generally, using end user documentation or knowledge base FAQs that Samsung shall provide to NOOK Media.

A-1

“Minimum Freight Requirement” has the meaning set forth in Section 4.4.2.

“Net Revenue” means Samsung’s projected gross revenue attributable to forecasted NOOK Media purchases of Co-Branded Devices in a given three (3) month period minus the NRA amount pursuant to Section 4.6 minus Samsung-provided rebates, promotions and discounts for the given quarter.

“NOOK Homescreen Experience” has the meaning set forth in Section 2.2.1.

“NOOK Media Assets” has the meaning set forth in Section 2.2.1.

“NRA Percentage” has the meaning set forth in Section 4.6.

“Recovery Rate” has the meaning set forth in Section F.

“Tablet” means a multi-function portable computing device with a frame rate no less than 61 frames per second.  For the avoidance of doubt, a portable device, either color or black and white, whose function is primarily reading even if multi-function, with a frame rate equal to or less than 60 frames per second, shall not qualify as a Tablet.

“Term” has the meaning set forth in Section 9.1.

“Total Value of Returned Units” has the meaning set forth in Exhibit F.

“Total Value of Units Sold” has the meaning set forth in Exhibit F.

“U.S.” means the United States of America.

A-2

Exhibit B

Governance Processes

1.	Executive Sponsor and Relationship Managers

1.1
Executive Sponsor Role.  Within thirty (30) days after the Effective Date, Samsung and NOOK Media shall each designate one senior executive (“Executive Sponsor”) who shall have broad responsibility for promoting the success of the collaboration under this Agreement and authority to serve as an escalation point for any disagreements that may arise between the parties under this Agreement.

1.2
Project Manager Role.  Within thirty (30) days after the Effective Date, Samsung and NOOK Media shall each designate one person who shall be responsible for (a) providing guidance and support for the implementation of this Agreement, (b) managing day-to-day coordination and performance of the party that they represent under this Agreement, and (c) managing the relationship between the parties as it pertains to the activities contemplated under this Agreement (each a “Project Manager”).

1.3
Technical Coordinator Role.  Within thirty (30) days after the Effective Date, Samsung and NOOK Media shall each designate one person who shall be responsible for the parties’ day-to-day technical coordination under this (each a “Technical Coordinator”).

1.4
Marketing Coordinator Role.  Within thirty (30) days after the Effective Date, Samsung and NOOK Media shall each designate one person who shall be responsible for the parties’ day-to-day marketing coordination under this (each a “Marketing Coordinator”).

1.5
Replacement of Designated Executives.  Each of NOOK Media and Samsung may replace any of its respective Executive Sponsor, Project Manager, Marketing Coordinator and/or Technical Coordinator by giving thirty (30) days’ prior written notice to the other party of such replacement.

1.6	Meeting Frequency

1.6.1
Executive Sponsors.  The Executive Sponsors will meet in person or by telephone conference or other electronic means, as needed, but not less than once per calendar quarter during the Term (unless mutually agreed otherwise), to discuss the status of the parties’ activities under this Agreement.

1.6.2
Project Managers.  The Project Managers will meet more frequently, as they deem appropriate, in person or by telephone conference or other electronic means, to coordinate the parties’ performance of this Agreement.

1.6.3
Technical Coordinators.  The Technical Coordinators will meet more frequently, as they deem appropriate, in person or by telephone conference or other electronic means, to coordinate the parties’ performance of the technical objectives of this Agreement.

B-1

1.6.4
Marketing Coordinators.  The Marketing Coordinators will meet more frequently, as they deem appropriate, in person or by telephone conference or other electronic means, to coordinate the parties’ performance of the technical objectives of this Agreement.

2.	Formal Escalation of Issues Pertaining to this Agreement. The parties shall use the following process (“Formal Escalation”) for resolving disputes under this Agreement:

2.1
Resolution by Project Managers.  The parties’ Project Managers shall negotiate to resolve all disputes in good faith. If the parties’ Project Managers do not resolve the dispute within fifteen (15) business days (or such longer period as agreed by the parties) after commencement of negotiations to resolve such dispute, then either party may escalate the dispute (such escalation, the “Formal Executive Escalation”) and a mutually agreed list of the unresolved disputes between the parties (such issues, the “Disputed Issues”) to the Executive Sponsors.

2.2	Resolution by Executive Sponsors. The parties’ Executive Sponsors shall negotiate to resolve any escalated dispute in good faith.

2.3
Exclusions from Formal Escalation.  Formal Escalation does not apply to or limit the right of a party (a) to seek a temporary restraining order and/or other provisional remedy to preserve the status quo and/or to prevent irreparable harm, or (b) to exercise its termination rights under the Agreement.

2.4
Mediation.  If the Executive Sponsors are unable to resolve such dispute within thirty (30) business days (or such longer period as agreed by the parties) after commencement of negotiations to resolve such dispute, then either party may submit the dispute to non-binding mediation by a mediator jointly selected and jointly appointed by the parties.  Both parties will share equally the administrative costs of the mediation and the mediator’s fees and expenses, and each party shall bear all of its other costs related to such mediation.  The mediation shall take place in New York County, New York or in whatever alternative forum the parties mutually agree.  If the parties are unable to resolve the dispute within 30 business days of the appointment of the mediator pursuant to this Section, the parties shall be free to pursue litigation in federal or state court located in the Borough of Manhattan with respect to any unresolved dispute.

B-2

Exhibit C

NOOK Branding for Initial Co-Branded Device

Customization and Co-Branding (as set forth in Section 2.2.1, including without limitation, the NOOK Homescreen Experience)

Marketing Materials: Box*

In-Box Materials: Quick Start Guide: Co-Branded with logo and Co-Branded Device imagery, and instructions, featuring a NOOK section prominently toward the front of the guide.

Promo card #1 in box will feature NOOK offer [***]
Promo card #2 in box will feature NOOK message (i.e. accessories)

*
[***]

C-1

Exhibit D

First 12 Month Period Marketing Support

Demo Devices
 [***], including [***] per Launched Co-Branded Device for in store demos as described in Section 5.2.3 of the Agreement.  Additional units to be provided by Samsung to NOOK Media at NOOK Media’s price as set forth in Section 4.2.2 of the Agreement.

NOOK Media shall be responsible for all costs relating to replacements of damaged demo units.

Device Security Cables	[***] per device, up to [***].
Marketing Development Funds (MDF)	[***] of Net Revenue
Launch Fund	[***], including without limitation: o Email blast - [***] o Direct mail - [***] o In-store or In-mall marketing - [***] o Digital marketing - [***]

D-1

Exhibit E

Marketing Support – Second 12 Month Periods

Demo Devices	NOOK Media may purchase demo units at NOOK Media’s price as set forth in Section 4.2.2 of the Agreement. NOOK Media shall be responsible for all costs relating to replacements of damaged demo units.
Signage/Lightboxes/Branding	As necessary only to replace signage/lightboxes/branding that names or contains pictures of prior Co-Branded Devices.
Marketing Development Funds (MDF)	[***] of Net Revenue in each such 12 month period.
Launch Fund
Provided that NOOK Media Launches a Co-Branded Device that is not a refreshed version of a previously Launched Co-Branded Device, [***] in each such 12 month period for subsequent Launches, including without limitation:

o  Email blast - [***]
o  Direct mail - [***]
o  In-store or In-mall marketing - [***]
o  Digital marketing - [***]

For clarity, “refreshed version” as used in this Exhibit E means an updated Tablet device of the same series as the previously Launched Co-Branded Device; for example, Galaxy Tab 5.

E-1

Exhibit F

NRA Calculation

The NRA Percentage shall equal:

[***]

F-1